SCHEDULE 14A
                               (Rule 14a-101)
                  INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                 Exchange Act of 1934 (Amendment No.        )

     Filed by the registrant  [X]
     Filed by a party other than the registrant  [  ]
         (Check the appropriate box:)
      [ ]Preliminary proxy statement
      [X]Definitive proxy statement
      [ ]Definitive additional materials
      [ ]Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                                  AMP Incorporated
- -----------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

- ----------------------------------------------------------------------------
                (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

   [X]$125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
   [ ]$500 per each party to the controversy pursuant to Exchange Act Rule
              14a-6(i)(3).
   [ ]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

              (1) Title of each class of securities to which transaction applies:

              ---------------------------------------------------------------

              (2) Aggregate number of securities to which transaction applies:

              ---------------------------------------------------------------

              (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

              ---------------------------------------------------------------

              (4) Proposed maximum aggregate value of transaction:

              ---------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
              Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

              (1)  Amount previously paid:

              ---------------------------------------------------------------

              (2)  Form, schedule or registration statement no.:

              ---------------------------------------------------------------

              (3)  Filing party:

              ---------------------------------------------------------------

              (4)  Date filed:

              ---------------------------------------------------------------

                               NOTICE OF

                             ANNUAL MEETING

                                  AND

                            PROXY STATEMENT


                              ___________


                             ANNUAL MEETING

                                   OF

                              SHAREHOLDERS

                             April 27, 1994

                               __________


                                  AMP



                            AMP Incorporated
                        Harrisburg, Pennsylvania

      AMP Incorporated
      Harrisburg, PA  17105-3608

AMP

      Executive Offices


                                                               March 25, 1994

Dear Shareholder:

     You are invited to attend the AMP Incorporated 1994 Annual Meeting of Shareholders. This year we will again hold the Annual Meeting in the Sheraton Inn Harrisburg, Parlours B, C, D and E, 800 E. Park Drive, Harrisburg, Pennsylvania, on Wednesday, April 27, 1994, beginning at 10:30 A.M., local time.

     If you plan to attend the Annual Meeting, please fill out and return the enclosed reservation form so that an admission card may be sent to you. It is important to us that you return the reservation form at your earliest convenience so that we can reasonably estimate the number of shareholders attending. Only shareholders bearing an admission card will be permitted admittance to the Annual Meeting.

     Also, it is of special significance this year that your shares be represented at the Annual Meeting. In addition to the election of directors and other matters that may properly be brought before the Annual Meeting, the shareholders will be asked to vote on the AMP Incorporated Stock Option Plan for Outside Directors and two Shareholder Proposals. Please carefully read the descriptions included in the Proxy Statement before completing, signing and returning the accompanying proxy in the postage paid envelope provided for that purpose.

     Thank you for your prompt attention to these important matters.


                                                   Very truly yours,



                                                   JAMES E. MARLEY
                                                   Chairman of the Board

                                AMP Incorporated
                                 P.O. Box 3608
                        Harrisburg, Pennsylvania  17105-3608



                       NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                   April 27, 1994


To the Shareholders of
   AMP Incorporated:


     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of AMP Incorporated will be held at the Sheraton Inn Harrisburg, Parlours B, C, D and E, 800 E. Park Drive, Harrisburg, Pennsylvania, on Wednesday, April 27, 1994, at 10:30 A.M., local time, for the purpose of considering and acting upon the following:

     1. The election of a Board of Directors, thirteen in number, to serve until the next Annual Meeting of Shareholders and until their respective successors are elected and qualified.

     2. A proposal to approve the AMP Incorporated Stock Option Plan for Outside Directors.

     3. A shareholder proposal relating to minority and gender inclusiveness in senior management and on the Board of Directors.

     4. A shareholder proposal requesting an equal employment opportunity/affirmative action report.

     5. Such other matters that may properly come before the meeting and any adjournments thereof.

     The Board of Directors has fixed the close of business on March 11, 1994 as the record date for the determination of shareholders entitled to notice of and to vote at said meeting and any adjournments thereof.

                                       By order of the Board of Directors


                                                           D. F. Henschel
                                                      Corporate Secretary




Dated: March 25, 1994.

                              AMP INCORPORATED
                               Proxy Statement
                              ________________

                                  VOTING

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of AMP Incorporated (the "Corporation"). Such proxies will be voted at the Annual Meeting of Shareholders of the Corporation to be held on Wednesday, April 27, 1994, and any adjournments or postponements thereof, at the time and place and for the purposes set forth in the accompanying Notice of Meeting dated March 25, 1994. The address of the Corporation's principal executive offices is P.O. Box 3608, Harrisburg, Pennsylvania 17105-3608. The approximate date on which this Proxy Statement and the enclosed form of proxy are first sent or given to shareholders is March 25, 1994. Shareholders of record at the close of business on March 11, 1994 are entitled to notice of and to vote at said meeting and any adjournments or postponements thereof, each share being entitled to one vote. On March 11,1994 the Corporation had outstanding 104,926,021 shares of Common Stock, no par value, which constitutes the only class of voting securities of the Corporation (excluding shares held in the treasury of the Corporation, all of which are issued but not outstanding and are not entitled to vote). A majority of the shares entitled to vote and either present in person or represented by proxy will constitute a quorum for the transaction of business at the Annual Meeting.

     Under Pennsylvania law and the Corporation's Articles of Incorporation and Bylaws, each nominee for election as a director shall be elected if he or she receives the affirmative vote of a majority of the votes cast by shareholders entitled to vote and either present in person or represented by proxy at the Annual Meeting. Similarly each shareholder proposal will be authorized by the shareholders if it receives the affirmative vote "for" such proposal by a majority of the votes cast by shareholders entitled to vote and either present in person or represented by proxy at the Annual Meeting. With respect to the election of directors, votes may be cast in favor of or withheld from the nominees. Shareholders are not entitled to cumulative voting in the election of directors. Abstentions, votes that are withheld from director nominees and broker non-votes (i.e., the inability of a broker or other nominee holding shares for a beneficial owner to vote on behalf of such beneficial owner on a particular non-routine matter because such broker or nominee is not permitted, without receiving instructions from the beneficial owner, to vote such owner's shares on that matter, notwithstanding that the broker or nominee has discretionary authority on another routine, non-controversial matter and has voted on such matter on behalf of the beneficial owner) will be counted in determining whether a quorum has been reached but will be excluded entirely from the vote and will have no effect thereon.

     On the other hand, the Corporation's proposal to adopt the Stock Option Plan for Outside Directors (the "Option Plan Proposal") will be approved by the shareholders if it receives the affirmative vote "for" such proposal by a majority of the shareholders entitled to vote and either present in person or represented by proxy. Abstentions not only are counted in determining whether a quorum is present but also are counted in determining the total number of shares present in person or represented by proxy and entitled to vote. While not counted as votes for or against the Option Plan Proposal, abstentions have the same effect as votes against the proposal. Broker non-votes continue to be counted only for purposes of determining whether a quorum is present at the Annual Meeting.

     Any proxy given pursuant to this solicitation may be revoked in writing by the person giving it at any time before it is exercised. Under the laws of Pennsylvania, attendance at the Annual

Meeting by a shareholder who has given a proxy does not have the effect of revoking such proxy unless the shareholder files at any time prior to the voting of the proxy a written notice of revocation with the Corporate
Secretary at the Corporation's principal executive offices set forth above or at the Annual Meeting, including but not limited to the timely filing of a duly executed proxy bearing a later date or the voting of the shares subject to this proxy by written ballot cast at the Annual Meeting. All shares represented by valid proxies received by the Board of Directors pursuant to this solicitation in time to be voted and not revoked will be voted. If the proxy indicates a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the direction made therein. Except as set forth above with respect to brokers, if no direction is made, the shares will be voted as to each proposal in accordance with the recommendations of your Board of Directors. The proxy of a shareholder who is a participant in the Corporation's Dividend Reinvestment Plan will also serve as an instruction to the agent of that Plan to vote the shares held for the account of the participant in the same way as the shares represented by such proxy are voted. If a shareholder's proxy is not received, the shares held for his or her account in the Dividend Reinvestment Plan will not be voted. If a shareholder is a participant in the Corporation's Employee Savings and Thrift Plan, these participants will receive a separate Voting Instruction card covering these shares. Voting Instruction cards must be returned or the shares will be voted by the Trustee in its sole and absolute discretion.

Item 1:

                               ELECTION OF DIRECTORS

     A Board of Directors, thirteen in number, is to be elected at the meeting to serve until the next Annual Meeting of Shareholders and until their respective successors are elected and qualified. Unless otherwise instructed by the shareholder, it is the intention of the persons named in the proxy (the "Proxy Committee") to vote such proxy for the election of the persons named in the following list, each of whom is now a member of the Board of Directors.

     The following information is supplied as to each person nominated for election as a director. The information includes beneficial ownership of the outstanding Common Stock of the Corporation as of March 11, 1994 by each such person. Unless otherwise indicated, each Nominee for director possesses sole voting and dispositive power (beneficial ownership) with respect to the shares set forth opposite his or her name and there are no shares that any Nominee has the right to acquire as beneficial owner within 60 days after March 11, 1994.

Nominee, Age and
  Year First            Principal Occupation and                   Shares of
Elected Director           Business Experience                Common Stock<F5>
- ----------------        ------------------------              ----------------
              Retired Chairman of the Board and Chief Executive      1,000
              Officer of Air Products and Chemicals, Inc.,
              Allentown, Pennsylvania, a supplier of industrial
              gases, chemicals, and related equipment and technology.
              Mr. Baker has served as a director of Air Products and
[reference    Chemicals, Inc. for more than the past five years and
Appendix]     he is a former chief executive officer of that company,
              having served in that capacity for more than five years.
Dexter F. Baker
   Age 66
   1990<F3><F4>
                                       2

Nominee, Age and
  Year First            Principal Occupation and                   Shares of
Elected Director           Business Experience                Common Stock<F5>
- ----------------        ------------------------              ----------------
              Retired Chairman of the Board of Harsco Corporation,   3,500
              Harrisburg, Pennsylvania, a manufacturer of industrial
              and defense products.  Mr. Burdge has served as a
              director of Harsco Corporation for more than the past
              five years and he is a former chief executive officer
              of that company, having served in that capacity for
[reference    more than five years.  He also serves as a director
Appendix]     of Dauphin Deposit Corporation and Pennsylvania Power
              & Light Company.
Jeffrey J. Burdge
    Age 71
    1979<F2>

              Retired director and retired Chairman of the Board     3,500
              and Chief Executive Officer of Hershey Foods
              Corporation, Hershey, Pennsylvania, a diversified
[reference    candy and food company.  Mr. Dearden served as an
Appendix]     officer and director of Hershey Foods Corporation for
              more than five years.
William E. Dearden
    Age 71
    1982<F3>

              President of Harbor Point Associates, Inc., New York,   1,000
[reference    New York, a private investment and consulting firm.
Appendix]     He also serves as a director of Harris Corporation,
              Federal Express Corporation, and NIKE, Inc.
Ralph D. DeNunzio
    Age 62
    1977<F3><F4>

              An internationally recognized businesswoman and public    300
              servant, with offices in Washington, D.C., she was most
              recently the U.S. Secretary of Commerce in the Bush
              Administration.  Previously, she was President and CEO
              of Franklin Associates, a consulting firm that provided
              strategic counsel to major U.S. corporations.  Ms.
              Franklin has been a director of the American Institute
              of Certified Public Accountants, chaired AICPA's audit
              committee, and received the John J. McCloy Award from
[reference    the Public Oversight Board for excellence in auditing.
Appendix]     She also serves as a director of Aetna Life & Casualty
              and The Dow Chemical Company.
Barbara Hackman Franklin
    Age 54
    1993<F2>
                                          3

Nominee, Age and
  Year First            Principal Occupation and                  Shares of
Elected Director           Business Experience                Common Stock<F5>
- ----------------        ------------------------              ----------------
              Chairman of the Board of Hixon Properties              796,925<F6>
              Incorporated, San Antonio, Texas, maintaining real
[reference    estate holdings and other investments.  Mr. Hixon
Appendix]     has served as a director of Hixon Properties
              Incorporated for more than the past five years.
Joseph M. Hixon III
    Age 55
    1988<F2><F4>

              Chief Executive Officer and President of the          12,675<F9>
[reference    Corporation.  Mr. Hudson has served as an officer
Appendix]     of the Corporation for more than the past five
              years.  He also serves as a director of Carpenter
              Technology Corporation.
William J. Hudson, Jr.
    Age 59
    1992<F1>

              Chairman of the Board of Directors of the           14,614<F7><F9>
              Corporation.  Mr. Marley has served as an officer
              of the Corporation for more than the past five years.
[reference    He also serves as a director of Armstrong World
Appendix]     Industries, Inc., Dauphin Deposit Corporation, and
              Harsco Corporation.
James E. Marley
    Age 58
    1986<F1>

              Retired Chairman of the Board of Directors and Chief      23,541
              Executive Officer of the Corporation.  Mr. McInnes
[reference    served as an officer of the Corporation for more than
Appendix]     five years.  He also serves as a director of PPG
              Industries, Inc.
Harold A. McInnes
    Age 66
    1981<F1><F4>
                                      4

Nominee, Age and
  Year First            Principal Occupation and                  Shares of
Elected Director           Business Experience                Common Stock<F5>
- ----------------        ------------------------              ----------------
              President, Chief Executive Officer and a director      700
              of Reliance Electric Company, Cleveland, Ohio, a
              manufacturer of electrical, mechanical power
              transmission, and telecommunications equipment.
              Mr. Morley has served as an officer and director
[reference    of Reliance Electric Company for more than the past
Appendix]     five years.  He also serves as a director of Society
              Corporation and Ferro Corporation.
John C. Morley
    Age 62
    1991<F2>

              Retired Chairman of the Board of Directors and Chief    26,683<F8>
              Executive Officer of the Corporation.  Mr. Raab served
              as an officer of the Corporation for more than five
[reference    years.  He also serves as a director of The West Company,
Appendix]     Dauphin Deposit Corporation, Air Products and Chemicals,
              Inc., and Harris Corporation.
Walter F. Raab
    Age 69
  1975<F1><F4>

              Executive Vice President and Chief Financial Officer     13,235
[reference    of the Corporation.  Mr. Savidge has served as an
Appendix]     officer of the Corporation for more than the past five
              years.
Benjamin Savidge
    Age 64
    1990<F1>

              Retired President and Chief Executive Officer of Parker    700
              Hannifin Corporation, Cleveland, Ohio, an international
              manufacturer of hydraulic, pneumatic and electromechanical components.  Mr. Schloemer has served as a director of
              Parker Hannifin Corporation for more than the past five
              years and he is a former president and chief executive
[reference    officer of that company, having served in that capacity
Appendix]     for more than five years.  He also serves as a director
              of Esterline Technologies Corporation and Rubbermaid Inc.
Paul G. Schloemer
    Age 65
   1991<F3>
                                        5
_________

<F1> Member of the Executive Committee of the Board.
<F2> Member of the Audit Committee of the Board.
<F3> Member of the Compensation and Management Development Committee of the
     Board.
<F4> Member of the Nominating Committee of the Board.

<F5> Each director owns less than 1% of the Corporation's outstanding Common
     Stock.
<F6> Mr. Hixon has a 2% residual beneficial interest but no voting or dispositive powers in a trust that holds 3,696 shares of Common Stock of the Corporation.
<F7> In addition, 96.6 shares of Common Stock of the Corporation are owned by a member of the immediate family of the Nominee; Mr. Marley disclaims beneficial ownership of such stock. Additionally, 225 shares of Common Stock of the Corporation are owned by a member of the immediate family of Mr. Marley in a custodial account over which the Nominee has voting and dispositive powers; Mr. Marley disclaims beneficial ownership of such stock.
<F8> In addition, 5,000 shares of Common Stock of the Corporation are owned by a member of the immediate family of Mr. Raab; Mr. Raab disclaims beneficial ownership of such stock.
<F9> A portion of the shares reported for Messrs. Hudson and Marley are held in the Corporation's Employee Savings and Thrift Plan. Through further contributions to this plan, each may acquire an undeterminable number of additional shares within 60 days after March 11, 1994.

     Although the Board of Directors does not contemplate that any of the Nominees for director will be unable to serve, in the event a vacancy in the original slate of nominees is occasioned by death or other unexpected occurrence, (a) shares of stock represented by the proxies shall be voted for the election of such other nominee as may be designated by the Board of Directors, or (b) prior to the meeting, the Board of Directors will amend the Corporation's Bylaws in order to eliminate that office of director for which such nominee is unable to accept election, or (c) in the event that neither
(a) nor (b) occurs, the Proxy Committee shall nominate other persons in their discretion and vote the proxies for the election of such persons as directors.


                                   THE BOARD OF DIRECTORS
Compensation

     During 1993 a director who was not an employee of the Corporation was paid $24,000 per year for services as a director and also $1,000 for each day in attendance at a meeting of the Board. Additionally, a director was paid $800 for attendance at each meeting of any committee of the Board on which he or she served, except the chairman of any such committee who was paid $1,000 for any meeting attended. Effective January 1, 1994 these fees were changed and a non-employee director now receives $26,000 per year for services as a director and $1,000 for each day in attendance at a meeting of the Board. A director is also paid $1,000 for attendance at each meeting of a committee of the Board on which he or she serves, and the chairman of the committee receives an additional $250 for each such meeting. In addition, a non-employee director may be paid an amount equivalent to the then-current committee meeting fee for special services or assignments requested by either the Chairman of the Board or the CEO and President of the Corporation. A director who is also an employee of the Corporation does not receive any director or committee fees. During 1993 the Board of Directors held six meetings.

     In 1993 total compensation earned by the directors was as follows:

                                                Total Director
                           Director              Compensation
                       -------------------      --------------
                       Dexter F. Baker...........  $ 37,200
                       Jeffrey J. Burdge.........    37,000
                       William E. Dearden........    38,200
                       Ralph D. DeNunzio.........    42,000
                       Barbara H. Franklin.......    11,800
                       Joseph M. Hixon III.......    39,600
                       William J. Hudson, Jr. ...         0<F1>
                       James E. Marley...........         0<F1>
                       Harold A. McInnes.........   136,400<F2>
                       John C. Morley............    37,200
                       Walter F. Raab............   136,400<F3>
                       Benjamin Savidge..........         0<F1>
                       Paul G. Schloemer.........    36,200
- ------------

<F1> Messrs. Hudson, Marley and Savidge are employees as well as directors of the Corporation, and therefore did not receive any separate director or committee fees.
<F2> This compensation includes consulting fees paid to Mr. McInnes, a former
     Chairman of the Board and Chief Executive Officer of the Corporation, under a consulting agreement with the Corporation. Under the agreement Mr. McInnes is paid a monthly fee of $8,333 for services other than in his capacity as a director. The consulting agreement will expire on December 31,1995 unless extended by agreement of the parties.
<F3> This compensation includes consulting fees paid to Mr. Raab, a former
     Chairman of the Board and Chief Executive Officer of the Corporation, under a consulting agreement with the Corporation. Under the agreement Mr. Raab is paid a monthly fee of $8,333 for services other than in his capacity as a director. The consulting agreement will expire on December 31,1994.

     Effective January 1, 1994 non-employee directors are also permitted to defer receipt of all or a portion of the annual retainer and the meeting fees. The period of the deferral is within the discretion of each non-employee director, provided however that payment must be made or commenced no later than the earliest of the death of the director, a change in control and termination of the director's services, or the year following the year in which he or she reaches the age of 72. Deferred compensation may be allocated to either or both of the following investment options: i) an interest-bearing account with interest credited monthly based on 120% of the Long Term Applicable Federal Rate as published by the Internal Revenue Service and adjusted quarterly; and ii) a phantom AMP Common Stock account in which phantom dividends are reinvested in further phantom stock units. Allocations or changes in allocations can be made annually and apply prospectively to compensation earned in future years. Payments of deferred director compensation can be made in a lump sum or in up to ten annual installments.


Retirement

     The Corporation has a retirement plan for directors who are not and have not been employees of the Corporation (an "outside director"). Under the plan, an outside director who has either reached the normal retirement date (the end of the calendar year in which the director reaches age

72) or retired early due to disability, and who has served a minimum of five years on the Board, is eligible for an annual retirement benefit. The annual retirement benefit is equal to a percentage of the outside director's annual base retainer at the time of retirement, with the actual percentage being based on the outside director's years of service.

     In the event of a "change of control", the annual retirement benefit to which an outside director would be entitled based on his or her years of service at the date service to the Board ceases for any reason shall be fully vested and payable immediately, without regard to the outside director's then attained age.

     A "change of control" as that term is used in this Proxy Statement would, unless otherwise indicated, generally be deemed to have occurred if (a) any person or group acquires beneficial ownership of 30% or more of the Corporation's issued and outstanding shares of Common Stock, or (b) there occurs a change in the Board such that the directors constituting the Board at a given point in time (the "Incumbent Board") and any subsequently elected directors who were recommended or approved by a majority of the Incumbent Board no longer constitute a majority of the Board, or (c) a reorganization, merger or consolidation of the Corporation is approved by the shareholders in which said shareholders will no longer own more than 50% of the Corporation's issued and outstanding shares of Common Stock, or (d) there occurs a liquidation or dissolution of the Corporation or the sale of all or substantially all of the assets of the Corporation.


Committees and Meetings

     The Board of Directors has four standing committees: the Audit Committee, the Compensation and Management Development Committee, the Nominating Committee, and the Executive Committee.

     The Audit Committee of the Board of Directors nominates the independent auditors for appointment by the full Board and holds periodic meetings with the Corporation's internal and independent auditors and financial officers to monitor the control of the Corporation's financial resources and audit functions, including a review of the arrangements and related fees for and the scope of the independent auditors' examination, and consideration of the audit findings and management response. During 1993 the Audit Committee held four meetings.

     The Compensation and Management Development Committee of the Board of Directors makes recommendations to the Board regarding successors to and the salaries of the Chairman of the Board and the Chief Executive Officer and President; conducts annual performance reviews of the Chairman of the Board and the Chief Executive Officer and President; reviews the salary budget for the executive officers as a group and salary recommendations made by the Chief Executive Officer and President for the named executive officers; makes recommendations to the Board regarding changes to the Corporation's incentive compensation plans, executive-only benefit plans and tax-qualified pension and thrift plans; acts on awards under the AMP Management Incentive Plan, the 1993 Long-Term Equity Incentive Plan and the Incentive Cash (or Stock) Bonus Plan; acts on payouts under the AMP Management Incentive Plan; and oversees the development of a continuing management succession plan. During 1993 the Compensation and Management Development Committee held five meetings.

     The Nominating Committee of the Board of Directors establishes the criteria for selecting candidates for nomination to the Board; actively seeks candidates who meet those criteria, are highly qualified and have diverse backgrounds; makes recommendations to the Board of nominees to fill vacancies on, or as additions to, the Board; makes recommendations to the Board on changes in the size, composition and structure of the Board; makes recommendations to the Board on compensation programs for the Board; and, as appropriate, reviews the performance of the directors and reports its findings to the Chairman of the Board and, in its discretion, to the Board itself. The Nominating Committee will consider nominees for election to the Board that are recommended by shareholders provided that a complete description of the nominees' qualifications, experience and background, together with a statement signed by each nominee in which he or she consents to act as such, accompany the recommendations. Such recommendations should be submitted in writing to the attention of the Chairman of the Board of the Corporation, and should not include self-nominations. During 1993 the Nominating Committee held two meetings.

                                        EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE
                                              Annual Compensation         Long Term Compensation
                                              ------------------------------------ ----------------------
                                                                                  Awards
                                                                          ----------------------
                                                            Other Annual   Securities Underlying   All Other
Name and principal                     Salary      Bonus    Compensation       Options/SARs       Compensation
  position                  Year        ($)         ($)         ($)                 (#)                ($)
- -----------------------  ---------  ----------  ---------  -------------- -------------------- --------------------
     (a)                    (b)         (c)         (d)       (e)<F1>             (f)<F2>              (g)
- -----------------------  ---------  ----------  ---------  -------------- -------------------- --------------------
William J. Hudson, Jr.      1993      533,333     196,747      8,350            66,000              105,196<F3>
 Chief Executive Officer    1992      363,750     122,800     30,937             6,100               61,462
 and President, and a       1991      286,181      60,600     24,333            ......               27,613
 Director          <F8>

James E. Marley             1993      475,000     162,023     26,372            42,000               54,146<F4>
 Chairman of the            1992      429,167     141,100     83,438            ......               49,187
 Board             <F8>     1991      400,000      80,000     54,489             8,000               59,438

Benjamin Savidge            1993      332,500     114,181     67,522            26,700              167,251<F5>
 Executive Vice             1992      305,000      95,700     82,780            ......              152,792
 President and Chief        1991      280,000      56,000     48,987            ......              114,793
 Financial Officer,
 and a Director

Jean Gorjat                 1993      245,000      66,224    340,596            13,000              135,800<F6>
 Vice President             1992      208,958      36,100    200,144            .......              83,800
                            1991      132,500      20,300      9,532             4,000               27,800

Javad K. Hassan             1993      228,750      56,433      7,155          17,000                 32,142<F7>
 Vice President             1992      190,833      59,800      6,443          .......                17,406
                            1991      171,542      12,400    .......           3,200                 33,368

Gerhard M. Schmidt          1993      296,776      92,627     24,719           7,000                 .......
 Vice President  <F9>       1992      420,968     105,400     28,510           5,000                 .......
                            1991      375,524      53,400     16,830           ......                .......
- ------------

<F1> Unless otherwise indicated, no executive officer named in the Summary
     Compensation Table received personal benefits or perquisites in excess of the lesser of $50,000 or 10% of his total compensation reported in columns(c) and(d).
                                      9

     Reported in this column is annual compensation related to: i) the Cash Bonus paid under the Corporation's former Bonus Plan (Stock Plus Cash) to cover Federal income taxes as described in footnote (1) to the
     "Aggregated Option/SAR Exercises in 1993 and FY-End Option/SAR Values" table, page 13, and fractional shares of the Bonus Plan Stock Bonus; ii) the payment of estimated income taxes of Mr. Savidge on both contributions to a pension security trust and income earned thereon, under the Corporation's SERP; iii) overseas allowances for Mr. Hudson in 1991 and Mr. Gorjat in 1992 and 1993; iv) certain relocation compensation, and payments of estimated income taxes relating to relocation compensation, received by Mr. Hudson in 1992; and v) $33,978 as the personal benefit to Mr. Gorjat in 1993 for an automobile provided by the Corporation.
<F2> These awards for years prior to 1993 were for SARs and were made pursuant to the Corporation's former Bonus Plan (Stock Plus Cash), as described in footnote (1) to the "Aggregated Option/SAR Exercises in 1993 and FY-End Option/SAR Values" table, page 13. These awards in 1993 were made pursuant to the Corporation's 1993 Long-Term Equity Incentive Plan and include both options and SARs. This Plan is described in footnote (1) to the "Option/SAR Grants in 1993" table, page 12.
<F3> Includes $5,396 as the company-matching contribution under the Employee
     Savings and Thrift Plan; and $99,800 as the total premium paid by the Corporation in 1993 under a split-dollar insurance plan, including both the portion of the premium that is attributable to term life insurance coverage for Mr. Hudson and the full dollar value of the remainder of the premium. The split-dollar insurance plan provides life insurance coverage to Mr. Hudson in the amount of $1 million (in lieu of the coverage available under the Corporation's group-term life insurance plan), and a substantial portion of the value of the advances made to pay the premium as shown in this table will be repaid to the Corporation from policy proceeds.
<F4> Includes $5,396 as the company-matching contribution under the Employee
     Savings and Thrift Plan; $4,800 as total director fees paid to Mr. Marley in 1993 by two wholly-owned subsidiaries of the Corporation; and $43,950 as the total premium paid by the Corporation in 1993 under a split-dollar insurance plan, including both the portion of the premium that is attributable to term life insurance coverage for Mr. Marley and the full dollar value of the remainder of the premium. The split-dollar insurance plan provides life insurance coverage to Mr. Marley in the amount of $1 million(in lieu of the coverage available under the Corporation's group-term life insurance plan), and a substantial portion of the value of the advances made to pay the premium as shown in this table will be repaid to the Corporation from policy proceeds.
<F5> Includes $5,396 as the company-matching contribution under the Employee
     Savings and Thrift Plan; $75,000 to fund a pension security trust under the Corporation's SERP, which amount relates to benefits accrued from
     1959 through 1993; $4,800 as total director fees paid to Mr. Savidge in 1993 by two wholly-owned subsidiaries of the Corporation; and $82,055 as the total premium paid by the Corporation in 1993 under a split-dollar insurance plan, including both the portion of the premium that is attributable to term life insurance coverage for Mr. Savidge and the full dollar value of the remainder of the premium. The split-dollar insurance plan provides life insurance coverage equal to at least twice his base salary (in lieu of the coverage available under the Corporation's group-term life insurance plan), and a substantial portion of the value of the advances made to pay the premium as shown in this table will be repaid to the Corporation from policy proceeds.
<F6> Includes $135,800 as the total premium paid by the Corporation in 1993 under a split-dollar insurance plan, including both the portion of the premium that is attributable to term life insurance coverage for Mr. Gorjat and the full dollar value of the remainder of the premium.
                                         10

     The split-dollar insurance plan provides life insurance coverage equal to at least twice his base salary (in lieu of the coverage available under the Corporation's group-term life insurance plan), and a substantial portion of the value of the advances made to pay the premium as shown in this table will be repaid to the Corporation from policy proceeds.
<F7> Includes $5,309 as the company-matching contribution under the Employee
     Savings and Thrift Plan; and $26,833 as the total premium paid by the Corporation in 1993 under a split-dollar insurance plan, including both the portion of the premium that is attributable to term life insurance coverage for Mr. Hassan and the full dollar value of the remainder of the premium. The split-dollar insurance plan provides life insurance coverage equal to at least twice his base salary (in lieu of the coverage available under the Corporation's group-term life insurance plan), and a substantial portion of the value of the advances made to pay the premium as shown in this table will be repaid to the Corporation from policy proceeds.
<F8> Effective January 1, 1993 Mr. Hudson was elected Chief Executive Officer and President and Mr. Marley was elected Chairman of the Board of Directors of the Corporation.
<F9> A substantial portion of Mr. Schmidt's compensation was paid in German marks. This compensation has been converted into U.S. dollars based on the exchange rates in effect at the time of payments during 1993. Mr. Schmidt resides in Saint Gallen, Switzerland.
     Effective September 1, 1993 Mr. Schmidt retired from the Corporation.
     The Corporation has entered into a consulting agreement with Mr. Schmidt that has a term ending August 31, 1994 unless extended by agreement of the parties and under which he will receive $4,583 a month plus $500 per diem for each day in excess of 5 days per calendar month that he performs services under the agreement, subject to a maximum performance of 45 days per calendar quarter.

Option/SAR Grants in 1993
                                                                                                    Potential Realizable Value at
                                                                                                      Assumed Annual Rates of
                                                                                                    Stock Price Appreciation for
                                                    Individual Grants                                       Option Term<F3>
                         -------------------------------------------------------------------------- -----------------------------
                                    Number of
                                    Securities    % of Total
                                    Underlying   Options/SARs  Exercise    Market
                                   Options/SARs   Granted to    or Base   Price at
                                    granted<F1>  Employees in    Price      Grant      Expiration     0%        5%         10%
        Name               Date         (#)         1993       ($/share)  ($/share)     Date<F2>      ($)       ($)        ($)
- -----------------------  ---------  -----------  ------------ ---------- ---------- ------------- ---------  ---------- ----------
William J. Hudson, Jr. .. 4/21/93     10,000<F4>    2.72      57.00       60.00         4/21/99    30,000      196,404    399,243
 Chief Executive          7/27/93     56,000       15.21      60.50       60.50       7/27/2003         0    2,130,800  5,399,520
 Officer and President,
 and a Director

James E. Marley.......... 7/27/93     42,000       11.41      60.50       60.50       7/27/2003          0   1,598,100  4,049,640
 Chairman of the Board

Benjamin Savidge......... 7/27/93     21,000        5.70      60.50       60.50       7/27/2003          0     799,050  2,024,820
 Executive Vice President 7/27/93      5,700        1.55      57.75       60.50         7/27/99     15,675     111,321    227,905
 and Chief Financial
 Officer, and a Director

Jean Gorjat.............. 7/27/93     13,000        3.53      60.50       60.50       7/27/2003          0     494,650  1,253,460
 Vice President

Javad K. Hassan.......... 7/27/93     17,000        4.62      60.50       60.50       7/27/2003          0     646,850  1,639,140
 Vice President

Gerhard M. Schmidt....... 7/27/93      7,000        1.90      60.50       60.50       7/27/2003          0     266,350    674,940
 Vice President
                                                               11
- ---------------

<F1> The Corporation's 1993 Long-Term Equity Incentive Plan (the "1993 Plan")
     became effective on July 1, 1993 and is a long-term incentive compensation program that is based on stock price appreciation both in the form of stock options (either incentive or non-qualified stock options) and in the form of freestanding SARs payable in the Corporation's Common Stock or occasionally, in the discretion of the Corporation, in cash. The 1993 Plan is administered by the Compensation and Management Development Committee of the Corporation's Board of Directors (the "Committee"). Under the 1993 Plan, each employee designated by the Committee to participate is credited with stock options having an option price per share of Common Stock that is not less than 100% of the closing price of the Common Stock on the New York Stock Exchange Composite Tape on the award date, and/or stock bonus units
     (SARs) having a designated value per unit of not less than 95% of the average closing price of the Common Stock on the New York Stock Exchange Composite Tape for the 10 trading days immediately prior to the award date. Aggregate awards of stock options and stock bonus units that were made to the named executive officers in 1993 are shown in column (f) of the Summary Compensation Table, page 9.

     With respect to stock options, all options granted in 1993 will vest 3 years from the date of award and will expire 7 years after such vesting. They have an exercise price equal to 100% of the closing price of the Common Stock on the New York Stock Exchange on the award date.

     With respect to stock bonus units, bonus computations are made on the 4th through 6th anniversaries of the award date for one-third of each participant's bonus units and are based on the increase in the market price of the Common Stock over the designated value, as established on the award date. The bonus typically paid in stock (the "Stock Bonus") is the number of shares of Common Stock having an aggregate market value on the computation date equivalent to the one-third of the participant's bonus units multiplied by the increase in market price described above. A cash bonus (the "Supplemental Cash Bonus") is also paid under the 1993 Plan in conjunction with Stock Bonuses. The Supplemental Cash Bonus is paid at the same time that payment of the Stock Bonus is made and is a percentage of the value of the Stock Bonus that is designated at the time of award and is no greater than that calculated to provide a payout sufficient to pay the anticipated United States Federal income tax at a maximum rate for the highest taxable bracket with respect to the aggregate of the Stock Bonus and the Supplemental Cash Bonus. Supplemental Cash Bonus awards are not included in this table in connection with stock option and stock bonus unit (SAR) awards made in 1993.
<F2> The expiration date for stock options under the 1993 Plan is the date determined by the Committee at the time of the award of such options. With respect to the SARs, because computations of the Stock Bonus are made on the 4th through 6th anniversaries of the award date for one-third of each participant's bonus units granted in the award, the 6th anniversary date has been designated as the "expiration date".
<F3> Assumed values contained in this table relate only to the stock options and the Stock Bonus and are based on assumed appreciation rates set by the Securities and Exchange Commission; they are not intended to forecast possible future appreciation, if any, of the Corporation's stock price. With respect to the stock options, these values are based on the difference between the exercise price and the exercise price as increased by the assumed annual appreciation rate over the 10-year term of the options, compounded annually, with said difference multiplied by the number of options granted as shown in the table. For the Stock Bonus, these values have been calculated by applying the assumed annual appreciation rate, compounded annually, for one-
                                            12

     third of the bonus units granted in the 1993 award for four years, for one-third of such bonus units for five years, and for one-third of such bonus units for six years, corresponding to the manner in which the stock bonus units are used in the Stock Bonus calculations described in footnote
     (1) above. With respect to the stock bonus units granted to Mr. Hudson pursuant to the Corporation's former Bonus Plan (Stock Plus Cash), these values have been calculated based on the designated value for that award and without regard to an adjusted designated value, as those terms are defined under the Bonus Plan as described in footnote (1) to the "Aggregated Option/SAR Exercises in 1993 and FY-End Option SAR Values" table, page 13. In addition to the stock options and the Stock Bonus, a Supplemental Cash Bonus is paid under the 1993 Plan as described in footnote (1) above; the amount of the Supplemental Cash Bonus has not been included in the assumed values set forth in these columns of the table.
<F4> This grant of stock bonus units (SARs) to Mr. Hudson was made pursuant to the Corporation's former Bonus Plan (Stock Plus Cash) described in footnote (1) to the "Aggregated Option/SAR Exercises in 1993 and FY-End Option/SAR Values" table, page 13.



Aggregated Option/SAR Exercises<F1> In 1993 and FY-End Option/SAR Values
                                                          Number of Securities Underlying       Value of Unexercised
                                                            Unexercised Options/SARs on       In-The-Money Options/SARs
                           Shares Acquired     Value           December 31, 1993 (#)            on December 31, 1993 ($)
                             on Exercise      Realized    -------------------------------  -----------------------------------
       Name                      (#)           ($)<F2>      Exercisable/Unexercisable<F3>    Exercisable/Unexercisable<F3><F4>
- -------------------------  ----------------  -----------  -------------------------------  -----------------------------------
William J. Hudson, Jr. ........  292            16,644               0 / 74,767                     0 / 302,910
 Chief Executive Officer
 and President, and a
 Director

James E. Marley................  849            52,638               0 / 52,666                     0 / 284,903
 Chairman of the Board

Benjamin Savidge...............  445            25,365               0 / 36,366                     0 / 300,373
 Executive Vice President
 and Chief Financial
 Officer, and a Director

Jean Gorjat....................  265            16,430               0 / 17,834                     0 / 111,035
 Vice President

Javad K. Hassan................  237            14,220               0 / 21,200                     0 / 105,600
 Vice President

Gerhard M. Schmidt.............  795            49,290               0 / 17,333                     0 / 132,410
 Vice President
- --------------

<F1> All exercises shown in this table relate to stock bonus units (SARs)
     granted under the Corporation's Bonus Plan (Stock Plus Cash), which preceded the 1993 Plan. The Corporation first awarded stock options in 1993, under the 1993 Plan. Because these options generally will not vest until 3 years after the date of award, no exercises occurred in 1993. Similarly, computations of Stock Bonuses under the 1993 Plan will not commence until the 4th anniversary of the award date and, since such awards under the 1993 Plan were first made in 1993, no computations (in other words, "exercises") were made in 1993.

     With respect to the stock bonus units granted under the Corporation's Bonus Plan (Stock Plus Cash) (the "Bonus Plan"), the Bonus Plan was a long-term incentive compensation program that was based on stock price appreciation in the form of freestanding SARs payable in the
                                          13

     Corporation's Common Stock or occasionally, in the discretion of the Corporation, in cash. Under the Bonus Plan, each employee designated by the Board of Directors to participate was credited with bonus units having a designated value per unit of not less than 95% of the closing price of the Common Stock on the New York Stock Exchange on the award date.

     Bonus computations are made on the 4th through 6th anniversaries of the award date for one-third of each participant's bonus units and are based on the greater of the increase in the market price of the Common Stock
     (a) over the designated value, as established on the award date, or (b) over an adjusted designated value. The adjusted designated value is 95% of an amount determined by discounting the market price of the Common Stock on the computation date by a percentage (not to exceed 7.5% per year) equal to one-half of the Corporation's compound average annual growth rate in earnings per share during the period between the award date and the computation date. The bonus typically paid in stock (the "Bonus Plan Stock Bonus") is the number of shares of the Common Stock having an aggregate market value on the computation date equivalent to the amount computed as described above.

     A cash bonus (the "Cash Bonus") is also paid under the Bonus Plan. For awards made prior to January 27, 1988, the Cash Bonus is an amount equal to a percentage designated at the time of award (not more than 50%) of the value of the Bonus Plan Stock Bonus. For awards under the Bonus Plan that were made between January 27, 1988 and June 30, 1993, the Cash Bonus is an amount sufficient to pay the anticipated United States Federal income tax with respect to both the Bonus Plan Stock Bonus and the Cash Bonus as determined at the time of the distribution of the bonuses, not to exceed an amount that is 50% of the value of the Bonus Plan Stock Bonus. The amounts of the Cash Bonus paid in 1993 based on distributions made in that year are included in column (e), "Other Annual Compensation", of the Summary Compensation Table, page 9.

     In view of the foregoing, "exercises" for purposes of this table are deemed to be the Bonus Plan Stock Bonus computations that are made on the 4th through 6th anniversaries of the award date for one-third of each participant's bonus units granted in an award under the Corporation's Bonus Plan.
<F2> "Value Realized" includes only the Bonus Plan Stock Bonus paid under the
     Bonus Plan based on stock price appreciation, and does not include the Cash Bonus as described in footnote (1) above.
<F3> The stock bonus units (SARs) awarded under the Bonus Plan and the stock bonus units (SARs) awarded under the 1993 Plan are not exercised by the participants, but are paid based on bonus computations made on the 4th through 6th anniversaries of the award date for one-third of each participant's bonus units.
<F4> These values relate only to the Bonus Plan Stock Bonus described in footnote (1) above and the Stock Bonus paid under the 1993 Plan as described in footnote (1) of the table entitled "Option/SAR Grants in 1993", page 12. A Cash Bonus under the Bonus Plan and a Supplemental Cash Bonus under the 1993 Plan is also paid as previously described, but is not included in the values disclosed in this column. With respect to Bonus Plan Stock Bonuses, these values also have been calculated based on the designated values for the respective awards and without regard to adjusted designated values, as those terms are defined under the Bonus Plan and described in footnote (1) above.
                                         14

Retirement Benefits

     The Corporation maintains a pension plan ("Pension Plan") for its employees that is designed and administered to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended ("Code"). The Pension Plan has been noncontributory since January 1, 1991. Prior to January 1, 1994 the Pension Plan was a career average defined benefit plan under which, for each year of covered service with the Corporation, an employee accrued a benefit equal to a percentage---1.67% for 1993---of his or her current base earnings; the total accrued benefits for all years of covered service were payable annually to the employee as a straight life annuity beginning at his or her Normal Retirement Date. The Pension Plan also included an alternative formula that updated pension benefits for prior service. Under this formula, an employee received the greater of the benefit the employee had otherwise earned under the Pension Plan or .9% of the average of the annual earnings in effect on December 31st of the last 3 completed calendar years, up to the then-current Social Security covered compensation level ($22,716 in 1993), plus 1.4% of such average annual earnings in excess of said Social Security level, multiplied by years of service (not to exceed 35 years) back to age 21 and one year of service for participants who joined the Pension Plan when first eligible, otherwise back to the date of actual enrollment in the Pension Plan. With respect to years of service in excess of 35, the number of such years of service was multiplied by 1.2% of the three-year average earnings described above, and the result was added to the benefit calculated for the first 35 years of service.

     Effective as of January 1, 1994 the Corporation amended the Pension Plan to provide benefits based on final average base earnings and total years of credited service at retirement. The final average base earnings is determined based on the average of the year-end annual earnings rates for the 3-consecutive year period that represents the employee's highest 3-year average during such employee's last 10 years of service. The benefit is calculated by adding (1) 1.0% of such final average base earnings, up to the then-current Social Security covered compensation level, multiplied by the employee's credited years of past service (not to exceed 35 years), (2) 1.5% of such final average base earnings in excess of the Social Security covered compensation level, multiplied by the employee's credited years of past service (not to exceed 35 years), and (3) 1.2% of such final average base earnings multiplied by the number of the employee's credited years of past service in excess of 35 years. Credited years of past service are counted back to age 21 and one year of service for participants who joined when first eligible, otherwise back to the date of actual enrollment in the Pension Plan. Employees who are age 60 or older as of January 1, 1994 will receive the higher of the benefit under the prior career average defined benefit approach or the benefit under the new final average base earnings method.

     Earnings used to calculate benefits are restricted to (a) annual base salary, including amounts deferred under the Corporation's Employee Savings and Thrift Plan, amounts applied to the employee portion of the health care plan premiums pursuant to a salary reduction agreement, and amounts credited to health care and dependent care flexible spending accounts pursuant to a salary reduction agreement and (b), for individuals paid on a commission basis, annual base salary (as described above) plus commissions, but commissions are included only to the extent that the sum of the annual base salary and commissions do not exceed a designated amount. Normal Retirement Date under the Pension Plan is defined as age 65, but there is no actuarial reduction of a participant's pension for early retirement between the ages of 60 and 65.

     The Pension Plan also provides for a special pension benefit formula that would be used to recalculate benefits in the event of a change in control of the Corporation. The special formula, which the Corporation plans to review and modify from time to time as the funding status of the Pension Plan warrants, is intended to ensure that excess Pension Plan assets at the time of a change in control are used to provide increased retirement benefits for covered employees. The special formula is similar in design to the prior service update formula described above in connection with the alternative formula to the career average defined pension benefit approach used in the past by the Corporation, with the .9%, 1.4% and 1.2% factors replaced by 1.25%, 1.75%, and 1.67%, respectively. For purposes of this provision of the Pension Plan, a "change in control" would be deemed to have occurred if (a) any person or group acquires beneficial ownership of 30% or more of the Corporation's issued and outstanding shares of Common Stock, or (b) there occurs a change in the Board such that the directors constituting the Board in the immediately preceding year ("Incumbent Board") and any subsequently elected directors who were recommended or approved by a majority of the Incumbent Board no longer constitute a majority of the Board.

     In accordance with Code requirements, the Pension Plan limits the maximum amount of annual compensation that may be taken into account under the Pension Plan ($235,840 in 1993 and $150,000 in 1994) and the maximum annual employer-provided benefit that can be paid under the Pension Plan ($115,641 in 1993 and $118,800 in 1994). The Corporation maintains a supplemental employee retirement program ("SERP") pursuant to which certain employees whose retirement benefits otherwise payable under the Pension Plan are limited by these Code restrictions will receive payment of the restricted amount from non-Pension Plan sources. Effective as of January 1, 1994 the Corporation amended the SERP to provide that earnings used to calculate SERP benefits will include the amount of an employee's annual cash bonus under the Management Incentive Plan, together with amounts otherwise taken into account under the Pension Plan. Effective May 23, 1988 the Corporation established a pension security trust (the "Trust"), with a national bank as trustee, to fund certain SERP benefits. During 1993 the Corporation contributed to the Trust $75,000 to further fund the restricted Pension Plan benefits that have been earned by Mr. Savidge and are attributable to all years of service through 1993. The Corporation also paid to Mr. Savidge an amount ($54,754) calculated to cover his estimated Federal, state, and local income taxes with respect to both the Corporation's contribution to the Trust and income earned thereon. Such amounts are included in the Summary Compensation Table, page 9.

     The following table shows the annual retirement benefit payable to the Corporation's executive officers named in the Summary Compensation Table under both the Pension Plan and the SERP, as amended effective January 1, 1994, upon normal retirement, based on the indicated amount of final average base earnings and number of credited years of service:

                         PENSION PLAN TABLE <F3>
                                   Years of Service  <F2>
                    ---------------------------------------------------
Renumeration<F1>      15       20       25       30      35       40
- -----------------   ------   ------   ------  -------  ------  --------
 250,000.........   54,550   72,730   90,910  109,090  127,270  142,270

 300,000.........   65,800   87,730  109,660  131,590  153,520  171,520

 350,000.........   77,050  102,730  128,410  154,090  179,770  200,770

 400,000.........   88,300  117,730  147,160  176,590  206,020  230,020

 450,000.........   99,550  132,730  165,910  199,090  232,270  259,270

 500,000.........  110,800  147,730  184,660  221,590  258,520  288,520

 550,000.........  122,050  162,730  203,410  244,090  284,770  317,770

 600,000.........  133,300  177,730  222,160  266,590  311,020  347,020

 650,000.........  144,550  192,730  240,910  289,090  337,270  376,270

 700,000.........  155,800  207,730  259,660  311,590  363,520  405,520

 750,000.........  167,050  222,730  278,410  334,090  389,770  444,770

 800,000.........  178,300  237,730  297,160  356,590  416,020  464,020

 850,000.........  189,550  252,730  315,910  379,090  442,270  493,270

 900,000.........  200,800  267,730  334,660  401,590  468,520  522,520
- ---------------

<F1> The compensation covered by the Pension Plan and SERP includes the employee's final average earnings, as determined by the average of the 3-consecutive year period that represents the employee's highest base earnings during such employee's last 10 years of service, together with the amount of the employee's annual cash bonus under the Management Incentive Plan for those employees who are participants in the SERP. In the case of the named executive officers, the annual base earnings considered in such a determination includes the amount of salary and bonus shown in columns (c) and (d) of the Summary Compensation Table, page 9. Annual earnings in excess of the applicable Code limitation, which in 1993 was $235,840 and for 1994 is $150,000, is recognized in computing the benefit payable under the SERP.
<F2> The current estimated credited years of service for the named executive officers are as follows: W. J. Hudson, Jr. - 32 years; J. E. Marley - 31 years; B. Savidge - 34 years; J. Gorjat - 33 years; J. K. Hassan - 6 years; and G. M. Schmidt - 38 years. The estimated credited years of service for the named executive officers at the Normal Retirement Date are as follows: W. J. Hudson, Jr. - 37 years; J. E. Marley - 37 years; B. Savidge - 35 years; J. Gorjat - 35 years; J. K. Hassan - 17 years;
     and G. M. Schmidt - 38 years.
<F3> Annual benefits in excess of the applicable Code limitation, which in
     1993 was $115,641 and for 1994 is $118,800, are payable under the SERP. The retirement benefit shown in the Pension Plan Table is a straight life annuity amount and is not subject to any deduction for Social Security or other offset amounts. However, as required by law, the form of payment for married employees under the Pension Plan and SERP is a 50% joint and survivor annuity, which is typically less than the straight life annuity amount.

Security Ownership of Executive Officers

     The AMP equity security ownership as of March 11, 1994 by executive officers of the Corporation is as follows:

                                               Amounts and Nature
                   Name and Address        of Beneficial Ownership    Percent
Title of Class    of Beneficial Owner              (shares)          Of Class
- --------------  ------------------------   ----------------------- ------------
Common Stock....William J. Hudson, Jr.              12,675<F2>     less than 1
                Harrisburg, Pennsylvania

Common Stock....James E. Marley                     14,614<F2>     less than 1
                Harrisburg, Pennsylvania

Common Stock....Benjamin Savidge                    13,235         less than 1
                Harrisburg, Pennsylvania

Common Stock....Jean Gorjat                            964         less than 1
                Tokyo, Japan

Common Stock....Javad K. Hassan                        804<F1>     less than 1
                Harrisburg, Pennsylvania

Common Stock....Gerhard M. Schmidt                   1,682         less than 1
                Saint Gallen, Switzerland

Common Stock....all Executive Officers<F1><F2><F3> 923,182            0.88
                (14 persons)
                and Directors as a Group
- -----------------

<F1> Four executive officers have the right to acquire an undeterminable number of shares under the Corporation's Bonus Plan (Stock Plus Cash) within 60 days after March 11, 1994.
<F2> A portion of the shares reported for four executive officers are held in the Corporation's Employee Savings and Thrift Plan. Through further contributions to this plan, each may acquire an undeterminable number of additional shares within 60 days after March 11, 1994.
<F3> In addition, a total of 5,384 shares are held by immediate family members of two directors and two executive officers; the directors and executive officers disclaim beneficial ownership. Additionally, a director has a 2% residual beneficial interest but no voting or dispositive powers in a trust that holds 3,696 shares of Common Stock of the Corporation.
                                          18

Performance Graph
                    CUMULATIVE TOTAL SHAREHOLDER RETURN
                                  1988-93
             220  |
                  |
                  |
             200  |
                  |
                  |
             180  |    [The Performance Graph in paper copy was filed with
                  |     the Securities and Exchange Commission under cover
                  |     of Form SE.]
             160  |
                  |
TOTAL             |
SHAREHOLDER  140  |
RETURN<F2>        |
(DOLLARS)         |
             120  |
                  | AMP    _________
                  | S&P 500   ..........
             100  | PEER GROUP<F1> _ _ _ _
                  |
             80   |___________________________________________________________
                 1988       1989       1990       1991        1992       1993
- -------------

<F1> The Peer Group includes the following companies:

    Advanced Micro Services           Moore Corporation Ltd.
    Amdahl Corporation                Motorola Inc.
    Apple Computer                    National Semiconductor Corporation
    Ceridian Corporation              Perkin Elmer Corporation
    Compaq Computer Corporation       Pitney Bowes Inc.
    Cray Research Inc.                Raychem Corporation
    Data General Corporation          Tandem Computers Inc.
    Digital Equipment Corporation     Textronix Inc.
    Emerson Electric Company          Texas Instruments Inc.
    W. W. Grainger Inc.               Thomas & Betts Corporation
    Hewlett Packard Inc.              Unisys Corporation
    Honeywell Inc.                    Wang Laboratories Inc.
    Intel Corporation                 Westinghouse Electric Corporation
    Intergraph Corporation            Xerox Corporation

     The Peer Group remains unchanged from last year and essentially consists of all companies included in the following Standard and Poor's industrial classifications as of April, 1993: Electrical Equipment, Electronics (Instrumentation), Office Equipment, Computer Systems, and Electronics (Semiconductors). However the Peer Group does not include the Corporation, which is one of the companies listed in the Electrical Equipment classification, and it also does not include General Electric Company and International Business Machines Corporation because of their dissimilar market capitalizations. Although changes have occurred since 1993 to the composition of the Standard and Poor's industrial classifications that the Corporation relied on in determining its original Peer Group, the Corporation has elected at this time to continue with the Peer Group as originally devised in order to enhance the comparability of the Performance Graph year-to-year.
<F2> The Total Shareholder Return assumes a fixed investment of $100 in the
     AMP Common Stock or indicated index, and a reinvestment of dividends.
     The total return of each company included in the S&P 500 and Peer Group indexes has been weighted in accordance with the company's market capitalization as of the beginning of the year reported. The weighting was accomplished by: i) calculating the market capitalization for each company at the beginning of the respective calendar year based on the closing stock price and outstanding shares; ii) determining the percentage that each such market capitalization represents against the total of such market capitalizations for all companies included in the index; and iii) multiplying the percentage determined in ii) above by the total shareholder return of the company in question for the year being reported.

      The Compensation and Management Development Committee Report on
                         Executive Compensation.

     The Compensation and Management Development Committee of the Board of Directors, among other responsibilities, has responsibility for the Corporation's executive compensation program. The Committee is currently composed entirely of outside directors. The Committee is chaired by Mr. Ralph
D. DeNunzio, President, Harbor Point Associates, Inc. Other Committee members include Mr. William E. Dearden, Retired Chairman and CEO, Hershey Foods Corporation; Mr. Dexter F. Baker, Retired Chairman and CEO, Air Products and Chemicals, Inc.; and Mr. Paul G. Schloemer, Retired President and CEO, Parker Hannifin Corporation.

     The Committee is responsible for reviewing and approving compensation and benefit programs that cover officers and key executives of the Corporation. This includes oversight of salary levels and salary increases for senior officers, annual Management Incentive Plan cash bonus awards and payment decisions, awards of stock bonuses and stock options under the 1993 Long-Term Equity Incentive Plan, and any special benefits affecting officers and key executives such as supplemental retirement plans, change of control agreements and other plans. The Committee in appropriate cases makes recommendations to the Board of Directors on matters involving the executive compensation program.

     The Corporation's compensation philosophy is to ensure that the delivery of compensation, both in the short- and long-term, is consistent with the sustained progress, growth and profitability of the Corporation and acts as an inducement to attract and retain qualified individuals. The Corporation's intent is to have annual and long-term incentive compensation plans that correlate to the growth, success and profitability of the Corporation and thus align the interests of the Corporation's executives with its shareholders. These at-risk, performance-based incentive compensation plans are intended to form a significant portion of the total compensation opportunity for all participants. Base salary compensation and compensation that is incidental and/or supplemental to base compensation is kept competitive with the participant's counterparts in industry, with due regard to country site and appropriate business custom.

     The Corporation annually reviews compensation surveys and other published compensation data covering the electrical/electronics industry and industry in general to assess whether its own executive salary ranges and compensation practices remain competitive. Where they do not remain competitive, appropriate adjustments are made. In this comparative process, the compensation levels and practices at the companies comprising the Peer Group Index in the Performance Graph at page 19 are not specifically or separately analyzed, but to a substantial extent these Peer Group companies and their compensation practices are included in the general electrical/electronic industry and industry in general surveys that are reviewed and considered by the Corporation in setting its CEO and other executive compensation levels and practices. The salaries, and any periodic increases thereof, of the Chairman of the Board and the Chief Executive Officer and President are determined by the Board of Directors of the Corporation based on recommendations made by the Committee. These officers in turn formulate the salary plan for the other executive officers, with the review and oversight of the Committee.

     The level of base salary compensation for officers and key executives is determined by both their scope of responsibility and the salary ranges for officers and key executives of the Corporation established by the process described above. Periodic increases in base salary are dependent on the individual's performance in his or her position for a given period, on the individual's competency, skill and experience, and on general levels of wage and price inflation.

     The AMP Management Incentive Plan provides opportunity for annual cash bonuses based on two or more of the following weighted performance components:
(1) overall corporate earnings per share (EPS) performance for a given year measured against an EPS target for the year (weighted two-thirds for participants such as the CEO with corporate-wide responsibilities and one-third for those with specific unit responsibilities); (2) operating unit performance for a given year measured against the operating unit income or sales target for the year (weighted one-third for those with specific unit responsibilities); and (3) individual performance for a given year measured against individual performance objectives for such year (weighted one-third). The Committee sets the EPS target for the year at the start of each year, with the approval of the Board of Directors, and also sets the individual performance objectives of the Chairman of the Board and the CEO. The EPS target for 1993 was $3.00 and the actual EPS performance was $2.83. The unit and individual performance targets for 1993 and the actual unit and individual performance levels for 1993 necessarily varied widely between units and individuals. In addition, the Committee assigns to each participant under the Management Incentive Plan a minimum, target and maximum bonus percentage, which vary from participant to participant to reflect competitive practice, the participant's position, and the scope of the participant's responsibility. Actual performance between 90% and 120% of the target performance levels results in a bonus calculation that ranges between the participant's minimum and maximum bonus percentages.

     Long-term incentive compensation awards in the form of bonus units (essentially, stock appreciation rights) and stock options are made under the 1993 Long-Term Equity Incentive Plan. Both the bonus units and the stock options deliver value to the participant when the value of the Corporation's stock rises. In this way, long-term compensation is tied to increased shareholder value and service to the Corporation. With respect to bonus unit awards under the Plan, the Committee has discretion as to the timing and amount of the awards. The general practice, however, is to make bonus unit awards on a three-year cycle and to use the quotient obtained by dividing the participant's annual base salary by the fair market value of a share of Common Stock on the award date as a benchmark for determining the number of bonus units to award. The designated value of a bonus unit is set on the award date, at no less than 95% of the fair market value of a share of Common
Stock as defined under the Plan.

The Committee also has discretion with respect to the timing and amount of stock option awards under the Plan. In granting during 1993 the Corporation's first-ever stock option awards, the Committee gave considerable weight to the annual stock option award levels and practices of a diverse range of 270 public companies included in a recent Towers Perrin survey of long-term incentive compensation practices. Of the twenty-eight companies comprising the Peer Group Index in the Performance Graph at page 19, twelve were included in the Towers Perrin survey. The stock option award levels for 1993 were generally set at between the 50th and the 75th percentile of the option award levels reflected in the Towers Perrin survey. The exercise price of each option awarded in 1993 was set at $60.50, which was 100% of the fair market value of a share of Common Stock as defined under the Plan. It is the current intention of the Committee to grant stock option awards on an annual cycle.

    It is extremely improbable that the 1994 aggregate compensation of any executive will equal or exceed the newly-imposed $1,000,000 per executive annual limitation on Federal tax-deductible compensation. However, in anticipation of possible future growth in executive compensation to levels that do exceed this $1,000,000 per year limit, the Corporation will analyze during 1994 the alternatives available under the law to maximize the tax-deductibility of future compensation paid to executives, including in particular the alternative of submitting performance-based compensation plans to the Corporation's shareholders for approval in 1995.


1993 CEO Compensation

     Effective January 1, 1993, Mr. William J. Hudson, Jr. was promoted to the dual role of CEO and President of the Corporation from his prior position as Executive Vice President - International. His base salary paid in 1993 was $533,334, representing an increase of $169,584 over his 1992 base salary. In adjusting Mr. Hudson's salary compensation upwards in 1993, the Committee was motivated primarily by the significant increase in responsibility that accompanied his promotion to CEO and President. In addition, the Committee considered Mr. Hudson's performance since his prior increase, his competency, skill and experience, and the applicable salary range and survey data and published reports on the salary levels of his counterparts in the electrical/electronic industry and industry in general. The salary level set for Mr. Hudson was below the $655,000 median annual salary level for comparable CEOs reflected in the compensation survey data relied upon by the Committee.

     Mr. Hudson's assigned minimum, target, and maximum bonus percentages under the Management Incentive Plan for 1993 were 10%, 50% and 70%, respectively. Accordingly, Mr. Hudson had the potential to earn an annual bonus of up to 70% of base annual salary if the Corporation were to attain 120% or more of the $3.00 EPS target and Mr. Hudson were to fully accomplish
his individual performance targets.   Based on the Corporation's EPS
performance for 1993 at 94.33% of the $3.00 EPS target for the year and the Committee's assessment of Mr. Hudson's individual performance, Mr. Hudson's aggregate bonus under the Plan for 1993 was 36.89% of his base salary, or $196,747.

     As part of the Corporation's first-ever grant of options, on July 27, 1993 Mr. Hudson was awarded 56,000 stock options (1,600 incentive stock options and 54,400 nonqualified stock options) under the 1993 Long-Term Incentive Plan, all with an exercise price of $60.50. These options will first be exercisable July 27, 1996 and remain exercisable to July 27, 2003.
In addition, in recognition of his promotion to CEO and President, Mr. Hudson received a special, one-time award of 10,000 bonus units under the Corporation's former Stock Plus Cash Bonus Plan in April, 1993 with a designated value of $57.00. The size of this special, one-time award of bonus units was based on the Corporation's usual practice for determining bonus unit award levels, as described above. In making these two awards, the Committee's intent in part was to compensate Mr. Hudson competitively for the added responsibilities he undertook in 1993 in accepting the role of CEO. But further, it was the Committee's deliberate intent to begin to increase the proportion of stock-based compensation in the total compensation package of the Corporation's executive officers, particularly the CEO, to further increase the executives' community of interest with the Corporation's shareholders. The stock option award levels set for Mr. Hudson in 1993 were at the 75th percentile of comparable option award recipients reflected in the Towers Perrin survey data relied upon by the Committee.

     In January, 1989, Mr. Hudson had been awarded 4,000 bonus units under the Corporation's former Stock Plus Cash Bonus Plan, with a designated value of $44.50 and an unspecified cash bonus percentage of (not in excess of 50%) to cover Federal taxes on the payout. In January, 1993, when the fair market value of a share of the Corporation's Common Stock had increased to $57.00, 1,333 of these 4,000 bonus units matured, resulting in a stock bonus payment to Mr. Hudson of 292 shares of Common Stock of the Corporation and a cash payment of $8,349.75. In making these payout calculations, the award date designated value of $44.50 per bonus unit was used to determine the spread in lieu of the alternative designated value defined under the Plan. The Plan's alternative designated value, which is based on earnings per share growth between the award date and the maturity date, is used in payout calculations whenever it would result in a greater stock bonus payout than would the award date designated value. (For an explanation of the alternative designated value, see footnote (1) to the Aggregated Option/SAR Exercises in 1993 and FY-End Option/SAR Values Table, page 13.)

      The Compensation and Management Development Committee:

          Dexter F. Baker            Ralph D. DeNunzio, Chairman

          William E. Dearden         Paul G. Schloemer


Termination of Employment and Change of Control Arrangements

     The Corporation has entered into agreements with the named executive officers (with the exception of Mr. Gorjat) to assure their unbiased counsel and continued dedication in the event of an unsolicited tender offer or other occurrence that may result in a change of control.

     The terms of the agreements provide that, in the event of a change of control, as previously defined, and the termination of the executive's employment at any time during the 2-year period thereafter, the executive will be paid a lump sum amount equal to his highest annual base salary rate in effect during the year of termination multiplied by the number of whole years and fractions thereof remaining to his 65th birthday, but, depending on the date of the agreement, such multiplier shall in no event exceed 5 or 4. Any agreement entered into after January 1, 1990 provides for the payment of an amount necessary to pay any excise tax, and any taxes thereon, due on the lump sum or other payment.

     Additionally, the executive will be vested and paid under any bonus plans he is participating in; be paid a pension computed on his base salary rate prior to termination projected to the earlier of his elected early retirement date, entry into a new employer's pension plan or age 65; receive continuation of his Corporation-provided life insurance; and receive continuation of medical and dental benefits for up to 3 years.

     Notwithstanding the foregoing, several executive officers have agreements where a change in control would be deemed to have occurred only if the then-current Board of Directors of the Corporation should cease to constitute a majority of the Board of the Corporation as the result of an unsolicited tender offer or a tender offer solicited in response to such unsolicited tender offer, or if any person or group acquires 30% or more of the Corporation's issued and outstanding shares of Common Stock.



              CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During 1993 a subsidiary of the Corporation obtained legal services from the law firm of Dr. Helmig and Partners, Wiesbaden, Germany, with which a son of Mr. Schmidt practices law. These transactions are in the ordinary course of business and the Corporation does not consider the amounts involved to be material by any reasonable standard.

                         PRINCIPAL SHAREHOLDERS

     The Corporation knows of no person who beneficially owns more than 5% of the outstanding Common Stock of the Corporation as of March 11, 1994.



                         INDEPENDENT ACCOUNTANTS

     The selection of Arthur Andersen & Co. as the independent accountants for previous years has continued during the year 1994. Arthur Andersen & Co. has no financial interest, direct or indirect, in the Corporation or any of its subsidiaries.

     A representative of Arthur Andersen & Co. will attend the Annual Meeting with the opportunity to make a statement if he desires to do so and to answer questions that may be asked of him by the shareholders.


                        1995 SHAREHOLDER PROPOSALS

     Any shareholder, whether of record or a beneficial owner, desiring to submit a proposal for consideration to appear in the Corporation's 1995 Proxy Statement shall submit such proposal, typewritten or printed, addressed to the Secretary of the Corporation. Such proposal must identify the name and address of the shareholder, the number of the Corporation's shares held of record or beneficially, the dates upon which the shareholder acquired such shares and documentary support for a claim of beneficial ownership. The proposal should be sent Certified Mail - Return Receipt Requested to the attention of the Secretary of the Corporation, P.O. Box 3608, Harrisburg, Pennsylvania 17105-3608 and must be received not later than November 25, 1994.

     In addition to the foregoing procedure for inclusion of a shareholder proposal in the Corporation's Proxy Statement, the Corporation will consider other items of business that are properly brought before the Annual Meeting by a shareholder. To be properly brought before the Annual Meeting, such items must be appropriate subjects for shareholder consideration, timely notice thereof must be given in writing to the Secretary of the Corporation, and other applicable requirements must be met. In general, such notice is timely if it is received at the principal executive offices of the Corporation not less than 30 days nor more than 60 days prior to the date in the then-current year that corresponds to the date of the previous year's Annual Meeting. Alternative notice deadlines apply if the date of the Annual Meeting differs by more than 15 days from the date of the previous year's Annual Meeting. The Bylaws specify the information to be included in the shareholder's notice. Interested shareholders can obtain full copies of the Bylaw provisions by making a written request therefor to the Secretary of the Corporation.


Item 2:

                 PROPOSAL FOR SHAREHOLDER APPROVAL OF THE
         AMP INCORPORATED STOCK OPTION PLAN FOR OUTSIDE DIRECTORS

Introduction

     On October 27, 1993 the Board of Directors unanimously approved the Corporation's Stock Option Plan for Outside Directors (the "Plan"), subject to the approval of the shareholders at the 1994 Annual Meeting of Shareholders.

     The Plan provides for an annual automatic grant of options for the purchase of Common Stock of the Corporation (the "Common Stock") to outside directors of the Corporation. An aggregate of 150,000 shares of Common Stock will be available for distribution upon the exercise of options granted during the term of the Plan, subject to adjustment in certain circumstances as hereinafter explained. The Plan will be unfunded.

Purpose of the Plan

     The purpose of the Plan is twofold. First, the grant of options to outside directors is intended to encourage these directors to acquire a proprietary interest in the Common Stock and to further align their interests with the interests of the shareholders. Second, the Plan will strengthen the ability of the Corporation to attract and retain exceptionally qualified directors upon whom the sustained progress, growth and profitability of the Corporation, and thereby the value of the Corporation for the benefit of its shareholders, will in large part depend.


Administration of the Plan

     The Board of Directors will designate a committee of two or more of its members to administer the Plan (the "Committee"). The Committee will be composed of directors who are current or former employees of the Corporation and therefore ineligible to participate in the Plan.

     The Committee has the full power in its discretion to interpret the provisions of the Plan and to take such action as it deems necessary or advisable for the administration of the Plan. Decisions by the Committee are in all respects final, conclusive and binding on the participants under the Plan. Further, decisions by the Committee need not be uniform and may be made selectively among those outside directors who receive or are eligible to receive options under the Plan. No member of the Committee shall be personally liable for any action in connection with the administration of the Plan if such action is taken in good faith.


Eligibility

     All members of the Board of Directors who are outside directors (that is, who are not current or former employees of the Corporation) and who serve as directors on or after July 1, 1994 shall be participants under the Plan. This would currently include the following nominees for election as a director at the 1994 Annual Meeting of Shareholders: Dexter F. Baker, Jeffrey J. Burdge, William E. Dearden, Ralph D. DeNunzio, Barbara H. Franklin, Joseph M. Hixon III, John C. Morley and Paul G. Schloemer. Other individuals who are neither current nor former employees of the Corporation and who serve as directors of the Corporation after July 1, 1994 shall also become participants under the Plan.


Term of the Plan

     Upon approval by the shareholders, the Plan will become effective July 1, 1994. No award of options shall be made under the Plan after October 27, 2003, and the Plan will remain in effect until all options granted under the Plan have been exercised, have expired or have been forfeited by their terms.


Award of Options

     If approved by the shareholders, the Plan provides that agreements will be entered into with each outside director pursuant to which the Corporation will grant such participant 1000 options in the Common Stock on each July 1st during the term of the Plan until the participant either receives 10 such 1000 option grants or discontinues service as an active director of the Corporation. The Plan also provides that a new outside director first elected to the Board of Directors during the term of the Plan will receive a grant of 1000 options effective as of the outside director's date of election, which grant shall be included in the maximum of 10 grants permitted under the Plan. For current outside directors, the first award of options will be made on July 1, 1994. The exercise price for each option shall be equal to 100% of the fair market value of the Common Stock on the date of award. The closing market price of the Common Stock as reported on the New York Stock Exchange Composite Transactions listing on March 15, 1994 was $63.75 per share.

     Options shall vest and become exercisable 12 months after the date of award and shall expire 10 years after such date of award. Options that expire, terminate or are forfeited and remain unexercised will, to the extent permitted by Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any interpretations of the Securities and Exchange Commission Staff thereunder, be returned to the Plan and will be available for future awards under the Plan.

     In the event of a participant's i) death, ii) retirement from the Board of Directors at the end of the calendar year in which he or she reaches age 72, with a minimum of 5 years of service as a director, iii) early retirement from the Board of Directors by reason of disability after he or she has served as a director for a minimum of 5 years, or iv) early retirement for a reason other than disability but after he or she has attained age 65 and had at least 10 years of service as a director, the vesting of unvested options held by such outside director automatically shall be accelerated to the date of death or termination of service and all options held by the outside director shall be and remain exercisable in accordance with their terms. If the participant ceases to be a director under other circumstances, then all options, whether vested or unvested, will terminate immediately. Any extension of the term of an option beyond the date of termination of service as an outside director of the Corporation shall be contingent on such conditions as the Committee, in its sole discretion, may determine, including but not limited to the requirement that the participant not perform services in any capacity for a competitor of the Corporation or its affiliates, and such extension may not extend beyond the original option term.


Option Exercise

    Options may be exercised by the participant in accordance with the terms of the related stock option agreement and paid for in cash, shares of Common Stock (whether by delivery of previously owned shares of Common Stock or by having the Corporation withhold a portion of the shares of Common Stock to be received) having a fair market value at the time of exercise equal to the exercise price, or in a combination thereof. During the life of a participant, options will be exercisable only by the participant or, if disabled, by such person's guardian or legal representative. In the event of a participant's death prior to the expiration of the term of an option that either has vested or vests by reason of such death, the participant's heirs or legal representative may exercise the option.

     Upon the exercise of options granted under the Plan by a participant, shares of Common Stock either acquired for and held in the treasury of the Corporation or authorized and unissued shares will be used, in whole or in part, for the corresponding Common Stock distributions. Those shares that are treasury shares are issued but not outstanding, and neither the treasury shares nor the authorized but unissued shares are entitled to vote until distributed. After their distribution pursuant to the Plan, these shares are added to the outstanding shares of Common Stock entitled to vote but have a minimal dilutive effect.

     It is intended that shares of Common Stock distributed in connection with options under the Plan will be registered under the Securities Act of 1933, as amended (the "Securities Act"), by a registration statement on Form S-8 that will be filed with the Securities and Exchange Commission promptly after shareholder approval of the Plan is obtained and in any event prior to July 1, 1994. However, in the event the shares of Common Stock to be issued under the Plan were not to be registered under the Securities Act, the terms of the Plan provide that the Committee may place such conditions on the exercise of the options as it deems necessary or desirable, in its discretion, to ensure compliance with the requirements of the Securities Act and any other Federal or state securities laws or regulations, including but not limited to the inclusion of an appropriate legend on the certificates representing such shares.


Change of Control

     In the event of a change of control of the Corporation, as defined in the Plan, all unvested and unexpired options will automatically become immediately vested and exercisable for the period of their remaining terms without any further action by the Committee.


Non-Assignability

     Prior to the exercise of an option and distribution of the corresponding share of Common Stock, no right or benefit under the Plan is subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge other than by will or the laws of descent and distribution, and no right or benefit shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the participant.


Amendment and Termination of the Plan

     The Board may amend, suspend or terminate the Plan from time to time, but amendments may not be made more than once every 6 months unless the amendment is to bring the Plan into conformance with certain tax law changes, and no such amendment, suspension or termination shall be effective without shareholder approval if shareholder approval of such action would be required in order to ensure the Plan, as changed, would continue to meet the requirements of Rule 16b-3 promulgated under the Exchange Act. Except with the agreement of a participant, no such amendment, suspension or termination of the Plan will affect the rights of a participant under any award previously granted and unexpired at the time of such action.


Adjustments

     In the event of any change in the outstanding Common Stock of the Corporation due to a stock dividend, recapitalization, merger, consolidation, split-up, combination, exchange of shares or the like, the Committee will adjust the maximum number of shares of Common Stock that may be issued under the Plan and will provide for an equitable adjustment of any outstanding award of options, or any shares issuable pursuant to outstanding options under the Plan, so as to maintain the participant's proportionate interest.

Certain Federal Income Tax Consequences

     Set forth below is a discussion of certain Federal income tax consequences with respect to options granted under the Plan. This discussion is based on an analysis of the Internal Revenue Code of 1986, as amended and currently in effect, existing laws, judicial decisions and administrative rulings and regulations, and proposed regulations, all of which are subject to change. In addition to being subject to the Federal income tax consequences described below, an outside director may also be subject to foreign, state and local income or other tax consequences in the jurisdiction in which he or she works and/or resides.

     Under present Federal income tax regulations, there will be no Federal income tax consequences to either the Corporation or the participant upon the grant of an option under the Plan. However, the participant generally will realize ordinary income upon the exercise of an option in an amount equal to the excess of the fair market value of the Common Stock acquired upon the exercise of such option over the exercise price, and the Corporation will be entitled to a corresponding deduction. The gain, if any, realized upon a subsequent disposition of such Common Stock will constitute short- or long-term capital gain, depending on the participant's holding period.


Shareholder Approval

    The affirmative vote of the holders of a majority of the shares of Common Stock present, or represented, and entitled to vote at the 1994 Annual Meeting of Shareholders is required for approval of the Plan. Shareholder approval is being sought for reasons related to Section 16 of the Exchange Act. If such approval is obtained, subject to compliance with the limitations set forth in regulations promulgated under Section 16, transactions with respect to options granted under the Plan will be exempt from Section 16(b) of the Exchange Act.

Board of Directors' Recommendation

    Your Board of Directors unanimously recommends a vote FOR approval of the Corporation's Stock Option Plan for Outside Directors.



                        1994 SHAREHOLDER PROPOSALS

Item 3:

     The Dominican Sisters of Adrian, Michigan, 1257 East Siena Heights Drive, Adrian, Michigan 49221, the beneficial owners of 3000 shares of Common Stock of the Corporation, together with two other shareholders (Catholic Healthcare West, of San Francisco, California, and the Sisters of Charity of Saint Vincent dePaul, of Halifax, Nova Scotia), have submitted the shareholder proposal and supporting statement set forth below for inclusion in this Proxy Statement and presentation at the Corporation's 1994 Annual Meeting of the Shareholders. We are relying on Rule 14a-8(c)(11) of Regulation 14A of the Securities and Exchange Commission in only including the proposal of the Dominican Sisters of Adrian, Michigan in this Proxy Statement inasmuch as it was the first of three identical shareholder proposals to be received by the Corporation. The proposal is as follows:

     "AMP Incorporated - Inclusiveness on the Board of Directors
                           1993 - 1994

     WHEREAS:

     We believe that the Board of Directors of many publicly-owned corporations have benefited from the perspective brought to their decision-making process by their well-qualified Board members and senior executives of both genders and various racial heritages;

     AMP Incorporated currently has a distinguished Board of twelve Directors all of whom are of the same gender and racial heritage;

     AMP Incorporated has listed twelve officers in the 1992 Annual Report who are all of the same gender;

     The Board of AMP Incorporated has established a number of standing committees, but NO Nominating Committee;

     We believe that the Directors should take every reasonable step to be sure that women and persons of various racial heritages are in the pool from which Directors and senior managers are chosen.

     The office of Federal Contract Compliance mandates that all companies selected for Federal contracts must not discriminate on the basis of gender or race;

     THEREFORE, BE IT RESOLVED:

     That shareholders recommend that the Board of Directors:

     1. Publicly commit the company to a policy a greater diversity in senior management and Board positions;

     2. Report to shareholders a plan to implement this public commitment, including time line expectations, and to periodically report progress on this implementation;

     3. Establish a standing Nominating Committee of the Board to assist in the greater effort to review women and minority candidates to the Board consonant with this public commitment.

                             Statement of Support

     Racial and gender diversification among the work force and the purchasing population has increased enormously. This diversification has more slowly seeped into decision-making positions in large public corporations. AMP Incorporated has not benefited as greatly from this movement as it could.

     We ask those shareholders who agree that the judgments and perspectives offered by a more inclusive Board and management signal this agreement by voting YES on this recommendation to the Board of Directors."

     Your Board of Directors Unanimously Recommends a Vote AGAINST the Resolution, for the following reasons:

     Your Board of Directors shares an interest in a diversified, qualified Board of Directors and management that can provide guidance and direction to the Corporation in all of its varying, worldwide interests. However, we encourage shareholders to vote against the resolution because of the efforts we have already undertaken and the measures presently in place to further the goals described in the resolution.

     As a global company with operations in over 30 countries that are staffed primarily with nationals, racial and gender diversity has already proven to be a strength of the Corporation. Our management team includes not only representatives from our global operations outside of the United States, but also a minority and, as of September of 1993, a woman officer within the ranks of our senior management staff for the U.S. operations.

     We would like the Board of Directors to benefit by that same inclusiveness. But in order to maintain and improve the Corporation's position as a global company, the primary criteria for board member selection must continue to be qualitative, focusing on practical experience and functional (operational, technical, international and financial) skills. Diversity provides an enhancement to this fundamental expertise. The challenge is to develop a systematic process for identifying a more varied pool of individuals who meet the criteria.

     To this end, in April, 1993 the Board of Directors established a nominating committee composed of three outside directors and two former CEO's of the Corporation. The committee's charter includes a commitment to actively seek candidates for nomination to the Board without regard for sex and race. One of the efforts the committee has undertaken in furtherance of this commitment is the development of an expanded list of highly qualified candidates having diverse backgrounds and including women, minorities, and persons associated with the European and Asian cultures in which the Corporation has significant sales and operations.

     The renewed efforts of the independent nominating committee have already resulted in the election of the Honorable Barbara Hackman Franklin as the thirteenth director of the Corporation. Her extensive public service under the past five presidential administrations, including a term as U.S. Secretary of Commerce in the Bush administration, gives her considerable experience in international trade that will be particularly valuable in our growing emphasis on globalization of our worldwide activities. This committee is continuing an active search for candidates who have the operating and cultural diversity to guide the Corporation's global business and its expansion plans into the next decade.

We believe the foregoing actions are convincing evidence of your Board of Directors' and the Corporation's commitment to a diversified, highly qualified Board of Directors and management, and satisfy the requests contained in the Adrian Dominican Sisters' shareholder resolution. Accordingly, for the reasons expressed above,your Board recommends a vote against the resolution.


Item 4:

     The Benedictine Sisters, 3120 W. Ashby, San Antonio, Texas 78228, the beneficial owners of 235 shares of Common Stock of the Corporation, together with two other shareholders (the

Women's Division of the General Board of Global Ministries of the United Methodist Church, of New York City, New York, and the Literary Society of St. Catharine of Siena, of St. Catharine, Kentucky), have submitted the shareholder proposal and supporting statement set forth below for inclusion in this Proxy Statement and presentation at the Corporation's 1994 Annual Meeting of Shareholders. We are relying on Rule 14a-8(c)(11) of Regulation 14A of the Securities and Exchange Commission in only including the proposal of the Benedictine Sisters in this Proxy Statement inasmuch as it was the first of three identical shareholder proposals to be received by the Corporation. The proposal is as follows:

             "EQUAL EMPLOYMENT OPPORTUNITY/AFFIRMATIVE ACTION
                             REPORT

     We believe there is a strong need for corporate commitment to equal employment opportunity. We also believe a clear policy opposing all forms of discrimination is a sign of a socially responsible corporation. Since a substandard Equal Employment Opportunity record leaves a company open to expensive legal action, poor employee moral and even the loss of certain business, it is in the company's and shareholder's interests to have information on our company's equal employment record available. By publicizing our standards, we serve as an example to companies with whom we do business;

     We share the concerns of the 1991 United States Congressional Civil Rights and Glass Ceiling Acts that "...additional remedies under Federal law are needed to deter harassment and intentional discrimination in the workplace... women and minorities remain underrepresented in management and decision making positions in business." We support the statement, "We continue to find that if the CEO is committed to ensuring diversity, it can happen." as published in the U.S. Labor Department's report "Pipelines of Progress".

     We believe issues related to Equal Employment Opportunity and Affirmative Action are important to shareholder value. Our goal is to encourage our Board of Directors and Chief Executive Officer to improve our corporation's Equal Employment record and that of their industry.

     As a major employer we are in a position to take the lead in ensuring that women and minority employees receive fair employment opportunities and promotions. We believe a report containing the basic information requested in this resolution keeps the issue high on management's agenda and reaffirms our public commitment to Equal Employment Opportunity and programs responsive to the concerns of women and minorities.

     The report requested asks for information already gathered for the purpose of complying with government regulations. The format of the report requested is not the central question. Different companies use different styles in telling their story to shareholders. Capital Cities/American Broadcasting Company, Bristol-Myers and Travellers
     produced a substantial magazine style report.   Campbell Soup produced a
     straightforward four page document.

     RESOLVED: The shareholders request the Board to prepare a report at reasonable cost, available to shareholders and employees reporting on the following issues. This report, which may omit confidential information, shall be available by September 1994.

     1. A chart identifying employees according to their sex and race in each of the nine major Equal Employment Opportunity Commission defined job categories for 1991, 1992, 1993 listing either numbers or percentages in each category.

     2. A summary description of any Affirmative Action policies and programs to improve performances, including job categories where women and minorities are underutilized.

     3. A description of any policies and programs oriented specifically toward increasing the number of managers, who are qualified females and/or belong to minorities.

     4. A general description of how our company publicizes our company's affirmative action policies and programs to merchandise suppliers and service providers.

     5. A description of any policies and programs utilizing the purchase of goods and services from minority- and/or female-owned business enterprises."

     Your Board of Directors Unanimously Recommends A Vote AGAINST the Resolution, for the following reasons:

     The Corporation is and always has been firmly committed to equal employment opportunity. Both in our policies and our practices, we have promoted fair and equal employment opportunities for all persons and we have continually sought to improve our employment of women and minorities. The diversity evident in our global operations that currently span over 30 countries and primarily involve the employment of nationals has already proven to be a strength of the Corporation and has evidenced the value of this commitment by the Corporation. While historically we have found it difficult to locate significant numbers of women and minorities interested in the engineering discipline, that has simply made our outreach efforts all the more important. We are proud of these affirmative efforts and are happy to make a report on such information available to any interested shareholder or employee.

     Accordingly, the Corporation hereby expresses its commitment to prepare a report disclosing the information outlined in the resolution set forth above, and to make this report available prior to year-end 1994 to any shareholder or employee of the Corporation who requests a copy of the report. Such requests should be directed to AMP Incorporated, Shareholder Services, P.O. Box 3608, M.S. 176-42, Harrisburg, PA 17105-3608, telephone number (717) 780-4869.

     Notwithstanding the Corporation's willingness to provide a report in the nature of the report requested in this shareholder proposal, the Board of Directors recommends a vote against the resolution. While the Corporation welcomes open and constructive communications with its shareholders and other stakeholders, we do not believe that the Annual Meeting is the proper forum to effectively address complex social issues, and particularly those relating to matters that are regulated and monitored, with varied emphasis in the United States and other countries in which the Corporation has a presence, by national and state regulatory agencies and commissions. If shareholders have thoughts and concerns on such issues, we encourage you to address these communications to J. E. Marley, Chairman of the Board of Directors.



                        GENERAL AND OTHER MATTERS

     The Corporation knows of no matter that will be brought before the meeting other than the matters expressly mentioned in the Notice of Annual Meeting of Shareholders. However, if any further matters properly come before the meeting or any of its adjournments, the person or persons voting the proxies will vote them in accordance with their best judgment on such matters.

     The Corporation will bear the expense of preparing, printing, and mailing this proxy material, as well as the cost of any required solicitation. In addition, the Corporation has retained Georgeson & Company Inc. to aid in the solicitation of proxies from brokers, banks and other nominees as well as institutional holders, at a fee of $8,500 plus expenses. The Corporation may also use regular employees, without additional compensation, to solicit proxies by personal solicitation, telephone or otherwise.

     You are urged to mark, sign and return your proxy promptly to make certain your shares will be voted at the meeting. For your convenience, a stamped self-addressed envelope is enclosed.

     The Annual Report of the Corporation for the year 1993, including financial statements, was mailed recently to shareholders. Such Annual Report is not incorporated in this Proxy Statement by reference, and is not deemed a part of the proxy soliciting material.

     Upon the written request of any person whose proxy is solicited hereunder, the Corporation will furnish without charge to such person a copy of its annual report filed with the Securities and Exchange Commission on Form 10-K, including the financial statements and schedules thereto, for the calendar year 1993. Such written request is to be directed to J. E. Marley, Chairman of the Board of Directors, P.O. Box 3608, Harrisburg, Pennsylvania 17105-3608.

Dated: March 25 1994.

                      (Recycled Symbol) Printed on Recycled Paper

[front side of first proxy card]

PROXY

                                   AMP INCORPORATED

     The undersigned hereby appoints W. J. Hudson, J. E. Marley and D. F. Henschel, and each of them, his or her proxy, with full power of substitution, to vote all stock of the undersigned at the ANNUAL MEETING OF THE SHAREHOLDERS OF THE CORPORATION TO BE HELD ON WEDNESDAY, APRIL 27, 1994, AT 10:30 A.M., LOCAL TIME, at the Sheraton Inn Harrisburg, Harrisburg, Pennsylvania, and at any adjournment or adjournments thereof, hereby revoking any proxy previously given and ratifying all that said proxy or proxies may do pursuant hereto.

     In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
                               (Continued and to be signed on reverse side)

[example of reverse side of first proxy card]
 __________________________________
|                                  |
|                                  |
|                                  |
|   (1)                 (2)        |
|                                  |
|                                  |
|                                  |
|           (3)                    |
|__________________________________|

[part (1) information is as follows:]

         _________   _________
          Common       D.R.S.

   YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE
   "FOR ALL NOMINEES" IN ITEM 1 AND "FOR"
   ITEM 2.

Item 1--Election of the following      For all   Withheld
        Nominees as Directors: D.F.    Nominees  for all
        Baker, J.J. Burdge,                      Nominees
        W.E. Dearden, R.D. DeNunzio,
        B.H. Franklin, J.M. Hixon,      [    ]     [    ]
        W.J. Hudson, J.E. Marley,
        H.A. McInnes, J.C. Morley,
        W.F. Raab, B. Savidge and
        P.G. Schloemer.
Withheld for the following only (Write the name of the Nominee(s) in the space below)

- ------------------------------------------------------

Item 2--Proposal to approve the      For  Against  Abstain
        AMP Incorporated Stock
        Option Plan for Outside      [  ]   [  ]    [  ]
        Directors.

[part (2) information is as follows:]

                                 [X]Please mark your
                                    votes like this
                                    in black or blue
                                           ink

  YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE
   "AGAINST" BOTH ITEM 3 AND ITEM 4.

Item 3--Shareholder proposal      For   Against  Abstain
        relating to minority      [  ]    [  ]    [  ]
        and gender inclusiveness
        in senior management and
        on the Board of Directors.

Item 4--Shareholder proposal      For   Against  Abstain
        requesting an equal       [  ]    [  ]    [  ]
        employment opportunity/
        affirmative action report.

THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting dated March 25, 1994.

             The shares represented by this proxy will be voted as directed by the shareholder.
             If no direction is made and there is no
             discretionary broker vote, the shares will be voted as to each proposal in accordance with the recommendations of your Board of Directors. Abstentions are not counted as votes cast with respect to Items 1, 3 and 4, but are counted as votes present and entitled to vote for Item 2. Broker non-votes have no effect on the vote on any of the Items.

[part (3) information is as follows:]

Signature(s)___________________________Date____________
NOTE: Please date and sign exactly as name appears hereon. Each joint owner should sign. When signing as attorney, executor, trustee, guardian or corporate officer, please give full title as such. Corporations should indicate full corporate name and have a duly authorized officer sign.

[front side of second proxy card]

PROXY

                 AMP INCORPORATED

TO: The Vanguard Fiduciary Trust Company as Trustee under the Trust Agreement for the AMP Incorporated Employee Savings and Thrift Plan-401(k).
   The Trustee named above is hereby instructed to vote by proxy, in the form solicited by the Board of Directors, all the shares or fractional shares of Common Stock of AMP Incorporated that are credited to the undersigned's account as of the latest available processing date on or before March 11, 1994 at the ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON WEDNESDAY, APRIL 27, 1994, AT 10:30 A.M., LOCAL TIME, at the Sheraton Inn Harrisburg, Harrisburg, Pennsylvania, and any adjournment or adjournments thereof, on the items set forth on the reverse hereof, as described in the accompanying Proxy
Statement, and upon such other business as may properly come before the meeting.
     Voting rights will be exercised by the Trustee as directed on the reverse, provided instructions are timely received by the Trustee. Under the Employee Savings and Thrift Plan, the Trustee will vote those shares as to which no timely instructions are received in its sole and absolute discretion. Abstentions are not counted as votes cast with respect to Items 1, 3 and 4, but are counted as votes present and entitled to vote for Item 2.
                                (Continued and to be signed on reverse side)

[example of reverse side of second proxy card]
 __________________________________
|                                  |
|                                  |
|                                  |
|   (1)                 (2)        |
|                                  |
|                                  |
|                                  |
|           (3)                    |
|__________________________________|

[part (1) information is as follows:]

             ____________
                SHARES

   YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE
   "FOR ALL NOMINEES" IN ITEM 1 AND "FOR"
   ITEM 2.

Item 1--Election of the following     For all   Withheld
        Nominees as Directors: D.F.   Nominees  for all
        Baker, J.J. Burdge,                     Nominees
        W.E. Dearden, R.D. DeNunzio,
        B.H. Franklin, J.M. Hixon,    [    ]     [    ]
        W.J. Hudson, J.E. Marley,
        H.A. McInnes, J.C. Morley,
        W.F. Raab, B. Savidge and
        P.G. Schloemer.
Withheld for the following only (Write the name of the Nominee(s) in the space below)

- -------------------------------------------------------

Item 2--Proposal to approve the    For  Against  Abstain
        AMP Incorporated Stock
        Option Plan for Outside    [  ]   [  ]    [  ]
        Directors.

[part (2) information is as follows:]

                                 [X]Please mark your
                                    votes like this
                                    in black or blue
                                           ink

  YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE
   "AGAINST" BOTH ITEM 3 AND ITEM 4.

Item 3--Shareholder proposal      For   Against  Abstain
        relating to minority      [  ]    [  ]    [  ]
        and gender inclusiveness
        in senior management and
        on the Board of Directors.

Item 4--Shareholder proposal      For   Against  Abstain
        requesting an equal       [  ]    [  ]    [  ]
        employment opportunity/
        affirmative action report.

THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting dated March 25, 1994.


             The shares represented by this voting
             instruction card are those held under the AMP Incorporated Employee Savings and
             Thrift Plan.

[part (3) information is as follows:]

Signature(s)___________________________Date____________
NOTE: Please mark, date and sign exactly as your name appears hereon and return in the enclosed envelope.

[Annual Meeting reservation request form]

                     AMP Incorporated
                 Harrisburg, Pennsylvania

     If you plan to attend the Shareholders' meeting on April 27, 1994, please fill out and return the attached reservation form so that an admission card may be sent to you.

     By indicating your plans in advance, we will be better able to complete the necessary arrangements. Only shareholders bearing an admission card will be permitted admittance to the Annual Meeting. Your cooperation is appreciated.

                                       D. F. Henschel
                                       Corporate Secretary






            (Detach here and return lower portion)


                     AMP Incorporated
                Annual Meeting Reservation



I
We ...............................................................
              Please print or type name(s)

Address..........................................(MS ......-......)
 Please print or type (If an employee, indicate business Mail Stop)


...........................................  ZIP...................

plan to attend the Annual Meeting of Shareholders to be held in the Sheraton Inn Harrisburg, Parlours B, C, D and E, 800 E. Park Drive, Harrisburg, Pennsylvania, Wednesday, April 27, 1994, at 10:30 A.M.

Please send ........... admission card(s).

[advance reservation ticket]

                       ADVANCE RESERVATION

          The shareholder bearing this ticket is entitled to attend the Annual Meeting of Shareholders of
                            AMP Incorporated


                               DATE:
                      Wednesday, April 27, 1994


                               TIME:
                            10:30 a.m.


                             LOCATION:
                     Sheraton Inn Harrisburg
                     Parlours B, C, D, and E
                        800 E. Park Drive
                    Harrisburg, Pennsylvania

                               APPENDIX

            1994 Notice of Annual Meeting and Proxy Statement


    ELECTION OF DIRECTORS.  Page 2 includes a portrait photograph of Dexter
F. Baker, a director and nominee for director. Page 3 includes portrait photographs of the following directors and nominees for director: Jeffrey
J. Burdge, William E. Dearden, Ralph D. DeNunzio, and Barbara Hackman Franklin. Page 4 includes portrait photographs of the following directors and nominees for director: Joseph M. Hixon, III, William J. Hudson, Jr., James E. Marley, and Harold A. McInnes. Page 5 includes portrait photographs of the following directors and nominees for director: John C. Morley, Walter F. Raab,
Benjamin Savidge, and Paul G. Schloemer.